As filed with the Securities and Exchange Commission on
                                                     Registration No.333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                          LIGHTPATH TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                                86-0708398
(State or other jurisdiction                                  (I.R.S. Employer
of incorporation or organization)                            Identification No.)

         6820 Academy Parkway East, N.E., Albuquerque, New Mexico 87109
                                 (505) 342-1100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                                  Donald Lawson
                             Chief Executive Officer
                          LightPath Technologies, Inc.
                         6820 Academy Parkway East, N.E.
                          Albuquerque, New Mexico 87109
                                 (505) 342-1100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                               Joseph Crabb, Esq.
                         Squire, Sanders & Dempsey L.L.P
                             40 North Central Avenue
                                Phoenix, AZ 85004
                            Telephone: (602) 528-4000
                            Facsimile: (602) 253-8129

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] ____

                         CALCULATION OF REGISTRATION FEE

=================================================================================================
                                       Proposed Maximum      Proposed Maximum
Title of Securities     Amount to be    Offering Price          Aggregate            Amount of
to be Registered         Registered        per Unit*         Offering Price      Registration Fee
-------------------------------------------------------------------------------------------------
Class A common stock,
$0.01 par value          1,672,000          $16.31             $27,270,320           $7,199.36
=================================================================================================

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c) under the Securities Act, of 1933, as amended, based on the average of the high and low prices of a share of Class A Common Stock as reported on the Nasdaq National Market on December 4, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES PURSUANT TO THIS REGISTRATION STATEMENT UNTIL THIS REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED DECEMBER 8, 2000

                                   PROSPECTUS

                                1,672,000 SHARES
                             OF CLASS A COMMON STOCK

                          LIGHTPATH TECHNOLOGIES, INC.
                           6820 Academy Parkway, N.E.
                          Albuquerque, New Mexico 87109
                            Telephone: (505) 342-1100

All of the shares of Class A Common Stock being sold are being offered and sold by certain of our shareholders on a delayed or continuous basis, pursuant to the exercise of registration rights. We have agreed to bear all the expenses of registration of the shares in this Prospectus.

Our Class A Common Stock is traded in the over-the-counter market through the Nasdaq National Market system under the symbol LPTH. On December 4, 2000, the closing price of the Class A Common Stock on the Nasdaq National Market system was $15.50 per share.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "RISK FACTORS" beginning at page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is December __, 2000.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
Where You Can Find More Information                                         (ii)
Prospectus Summary                                                            1
The Offering                                                                  6
Risk Factors                                                                  8
Selling Shareholders                                                         17
Use of Proceeds                                                              18
Determination of Offering Price                                              18
Plan of Distribution                                                         19
Description of Securities                                                    20
Legal Matters                                                                20
Experts                                                                      20
Interest of Named Experts and Counsel                                        20
Indemnification                                                              21

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any document that we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC, 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of its public reference facilities. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

     Copies of publicly available documents that we have filed with the SEC can also be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed a registration statement on Form S-3 with the SEC that covers the resale of the common stock offered by this prospectus. This prospectus is a part of that registration statement, but the prospectus does not include all of the information included in the registration statement. You should refer to the registration statement for additional information about us and the common stock being offered in this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.

The SEC allows us to "incorporate by reference" to the information we file with them, which means that we can disclose important information to you in this prospectus by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should be sure to review that information in order to understand the nature of any investment by you in the common stock. In addition to previously filed documents that are incorporated by reference, documents that we file with the

SEC after the date of this prospectus will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering is complete:

+    our annual report on Form 10-KSB for the fiscal year ended June 30, 2000;
+    our proxy statement relating to the 2000 Annual Meeting;
+ our quarterly report on Form 10-QSB for the fiscal quarter ended September 30, 2000; and
+ the description of our Class A Common Stock included in our registration statement on Form 8-A filed on January 13, 1996.

     We will provide you with copies of any of the documents incorporated by reference, at no charge to you, however, we will not deliver copies of any exhibits to those documents unless the exhibit itself is specifically incorporated by reference. If you would like a copy of any document, please write or call us at:

                          LightPath Technologies, Inc.
                           6820 Academy Parkway, N.E.
                          Albuquerque, New Mexico 87109
                            Attn: Investor Relations
                            Telephone: (505) 342-1100

     You should only rely upon the information included in or incorporated by reference into this prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. You should not assume that the information included in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date later than the date on the front of the prospectus or prospectus supplement.

     This prospectus does not constitute an offer of these securities in any state where the offer is not permitted. The selling shareholders are offering to sell, and seeking offers to buy, shares of our Class A Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of Class A Common Stock.

                               PROSPECTUS SUMMARY

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES PURSUANT TO THIS REGISTRATION STATEMENT UNTIL THIS REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

THE FOLLOWING SUMMARY SHOULD BE READ TOGETHER WITH THE MORE DETAILED INFORMATION IN OTHER SECTIONS OF THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" AT PAGE 8 OF THIS PROSPECTUS.

                          LIGHTPATH TECHNOLOGIES, INC.

     LightPath is a manufacturer of families of high-performance fiber-optic collimator and isolator products, GRADIUM(R) glass lenses and utilizes other optical materials to produce products that manipulate light. We also perform research and development for optical solutions in the fiber telecommunications and traditional optics markets. On April 14, 2000, we acquired Horizon Photonics, Inc. ("Horizon"), a California corporation originally founded in July 1997. Horizon is an emerging leader in the automated production of passive optical components for the telecommunications and data communications markets. Horizon manufactures isolator products at their Walnut, California facility. On September 20, 2000, the Company acquired all of the outstanding shares of Geltech, Inc., a Delaware corporation, ("Geltech"), for an aggregate purchase price of approximately $28.5 million, comprised of 822,737 shares of Class A common stock (valued at $27.5 million) and approximately $1 million in acquisition costs. Geltech is a leading manufacturer of precision molded aspherical optics used in the active telecom components market to provide a highly efficient means to couple laser diodes to fibers or waveguides.

     We manufacture and sell three types of products: (i) GRADIUM glass products, (ii) collimators (SMF Assembly), and (iii) isolators. GRADIUM glass is an optical quality glass material with varying refractive indices, capable of reducing optical aberrations inherent in conventional lenses and performing with a single lens tasks traditionally performed by multi-element conventional lens systems. Collimators are assemblies that are used to straighten and make parallel diverging light as it exits a fiber. An isolator is used to prevent the backward propagation of optical signals that can degrade transmitter and amplifier performance. Collimators and isolators and other optical components are used throughout fiber optic systems including wavelength division multiplexing ("WDM") equipment. WDM systems are used by the telecommunications industry to increase bandwidth by combining multiple light streams from individual transmissions onto a single optical fiber. We are also planning to develop other products related to the optoelectronics and telecommunications industry through licenses and other relationships with other manufacturers. With the September 2000 acquistion of Geltech we also began to sell precision molded aspherical optics used in the active telecom components. Additionally, Geltech has a unique and proprietary line of all-glass diffraction gratings (StableSil(R)) for telecom applications such as optical switching, mux/demux and laser tuning as well as a product family of Sol-Gel based waveguides.

     WHAT IS GRADIUM GLASS? GRADIUM glass is an optical quality glass material with varying refractive indices, capable of reducing optical aberrations inherent in conventional lenses and performing with a single lens tasks traditionally performed by multi-element conventional lens systems. We believe that GRADIUM glass lenses provide advantages over conventional lenses for certain applications. By reducing optical aberrations and the number of lenses in an optical system, GRADIUM glass can provide more efficient light transmission and greater brightness, lower production costs, and a simpler, smaller product. While we believe that other researchers have sought to automate production of passive optical components and to produce optical quality lens material with the properties of GRADIUM glass, we are not aware of any other person or firm that has developed a repeatable manufacturing process comparable to our abilities or with the ability to produce such material on a prescribable basis.

     TO WHICH INDUSTRIES ARE LIGHTPATH'S PRODUCTS BEING MARKETED? During 1998, we organized our internal organization and marketing focus with the intended purpose of serving two distinct markets: optoelectronics and fiber telecommunications, and traditional optics (e.g. lasers, medical equipment, consumer optics, etc.).

     Optoelectronics technologies consist of an overlap of photonics and electronics and are key enablers of "Information Age" technologies, such as fiber optic communications, optical data storage, laser printers, digital imaging, and sensors for machine vision and environmental monitoring. The telecom/datacom networks are facing explosive growth. The dramatic rise of the Internet, office automation, videoconferencing, local and wide area networking, and remote access telecommunications has fueled the demand for more and more network capacity in both long-haul telecommunications and cable television networks. Prior to 1998, we targeted various optoelectronic industry market niches as potential purchasers of our GRADIUM glass products. During 1998, we began the development of products for the emerging optoelectronics markets, specifically in the areas of fiber telecommunications. With our resolution of packaging and alignment issues we demonstrated our first passive optoelectronic product, the SMF Assembly, in February 1998. This product is manufactured with automated production techniques we have developed which utilize laser fusion and fiber attachment. During 1999 and 2000, we expanded this product line, demonstrating to the telecommunication optical components industry that we can provide low cost products and provide solutions to meet their telecom-related collimator needs.

     The demand for increased bandwidth in fiber-optic networks has led to the widespread use of a once-theoretical method for transmitting multiple signals at slightly different wavelengths through a single fiber to achieve efficient use of fiber capacity. This technique, known as wavelength division multiplexing, or WDM, requires separate source lasers transmitting slightly different wavelengths for each signal or "channel" and more complex modulators and optical amplifiers to control and amplify the signal in the network. WDM systems, originally developed for eight separate channels in 1996, are currently being designed to carry as many as 128 separate channels with 0.4 of a nanometer in differentiation between wavelengths. In theory, a single pair of optical fibers can carry more than 10 terabits of information per second, which is roughly equivalent to 156 million voice channels or 500,000 simultaneous two-way HDTV channels. Through our wholly owned subsidiaries, Horizon and Geltech, and our affiliate, LightChip, we have positioned ourselves with products that are used within WDM systems.

     With our April 14, 2000 acquisition of Horizon, we acquired an emerging leader in the automated production of passive optical components for the telecommunications and data communications markets. We believe Horizon's primary strength is the design of optical subassemblies for automation. Horizon's team has a comprehensive background in the field of fiber optics, taking research efforts "off the bench" and into manufacturing. Drawing upon years of experience in automation, optoelectronic package design and testing, and a multitude of technical disciplines, Horizon has demonstrated novel solutions for today's WDM design and processing challenges. By targeting product families and creating common platforms for each, Horizon can rapidly tailor variations within a family, as the customer demands, and without major process or tooling changes. This philosophy is evident in their proprietary micro-fixture design and automated manufacturing process. This platform allows robots to mount micro-optics in small transferable fixtures that can be processed at various levels and converted into a variety of finished products. Horizon believes it has a competitive advantage for a certain segment of original equipment manufacturer (OEM) business, especially as it relates to isolator products, since its proprietary platform allows Horizon to produce unique designs at competitive prices in a flexible, automated process.

     With our September 20, 2000 acquisition of Geltech, a privately held company headquartered in Orlando, Florida, we acquired a leading manufacturer of precision molded aspherical optics used in the active telecom components market to provide a highly efficient means to couple laser diodes to fibers or waveguides. Additionally, Geltech has a unique and proprietary line of all-glass diffraction gratings (StableSil(R)) for telecom applications such as optical switching, mux/demux and laser tuning as well as a product family of Sol-Gel based waveguides. This acquisition reflects the continuation of our strategic plan to provide a broad and comprehensive range of optical product solutions to the telecom industry. With Geltech we are adding depth to our product offerings, gaining access to a larger customer base and expanding our optical material technologies. The optical products from Geltech's mature precision molded asphere manufacturing process are aimed directly at the fast growing 980-nm pump laser market. Of equal importance is their established Sol-Gel technology, which provides a vehicle to exploit opportunities with diffraction gratings (DWDM), lens arrays (switches and DWDM), optical amplification (high-gain dopants), and tunable high power transmitter lasers. For the quarter ended September 30, 2000, the telecom products line represented approximately 92% of our product sales.

     We believe that GRADIUM glass and our other optical materials can potentially be marketed for use in many optics and optoelectronics products. For traditional optics, we initially emphasized laser products because our management believed at that time that GRADIUM lenses could have a substantial immediate commercial impact in laser products with a relatively small initial financial investment. Generally, optical designers can substitute GRADIUM glass components from our standard line of products in lieu of existing conventional laser lens elements. Lasers are presently used extensively in a broad range of consumer and commercial products, including fiber optics, robotics, wafer chip inspection, bar code reading, document reproduction and audio and video compact disc machines. Because GRADIUM glass can concentrate light transmission into a much smaller focal spot than conventional lenses, we believe, and customers' test results confirm, that GRADIUM glass has the ability to improve the current standard of laser performance. One of our distributors, Permanova Lasersystems AB of Sweden, qualified GRADIUM YAG lenses into systems produced by Rofin-Sinar GmbH, a significant OEM of high-powered CO2 and YAG lasers headquartered in Germany. Our growth strategy is to increase our emphasis on key laser market niches and establish the necessary products and partnership alliances to sell into Europe and Asia as well as the U.S. market. During fiscal 1999, LightPath and Rodenstock Prazisionsoptik GmbH (Rodenstock) executed an agreement to transfer to Rodenstock the exclusive, application-related utilization and distribution of GRADIUM lenses throughout the whole of Europe. The agreement was for an initial five-year period. Rodenstock sold its precision optics division to Linos AG, a pioneer in the filed of photonics, in June 2000. We believe our agreement and relationships will continue to grow under the Linos AG/Rodenstock alliance. We also have established relationships with eight additional foreign distributors. For the quarter ended September 30, 2000, the traditional optics product line represented approximately 8% our of product sales.

     HOW HAS LIGHTPATH DEVELOPED GRADIUM GLASS PRODUCTS? From our inception in 1985 until June 1996, we were classified as a development stage enterprise that engaged in basic research and development. We believe that most of our product sales made during this period were to persons evaluating the commercial application of GRADIUM glass or using the products for research and development. During fiscal year 1997, our operational focus began to shift to commercial product development and sales. During fiscal 1998, sales of lenses to the traditional optics market continued with significant increases in sales of lenses used in the YAG laser market, catalog and distributor sales, and lenses used in the wafer inspection markets.

     In fiscal year 1998, we also began to explore the development of products for emerging markets such as optoelectronics and photonics due to the number of potential customer inquiries into the ability of GRADIUM glass to solve optoelectronic problems, specifically in the areas of fiber telecommunications. In 1998, the resolution of packaging and alignment issues along with advances made by LightChip with WDM equipment, led us to develop a strategy to enter the telecom components market. This strategy is built around automated production of the telcom components using laser fusion and fiber attachment techniques we have developed. During 1998, we organized internally and realigned our marketing efforts with the purpose of expanding our focus to include the optoelectronics and fiber telecommunications markets in addition to the traditional optics market. Our SMF Assembly offers high quality performance in the areas of back reflection and insertion loss. It is also more compact and we believe it can be manufactured at a significantly lower cost than the competitive products currently available in commercial quantities. The SMF Assembly is a key element in all fiber optic systems, including WDM equipment. The SMF Assembly straightens and makes parallel, diverging light as it exits a fiber. Our newly designed SMF Assembly is approximately 50-60% smaller than the existing industry collimator, provides superior performance in back reflection and insertion loss, and can withstand 10 watts of optical power. This entry level product currently used by the telecommunications industry, prevents light from diverging and shepherds it into the next piece of equipment or fiber.

     The current focus of our development efforts has been to develop new products based on our optical and automation platforms in the areas of fiberoptic opto-mechanical switches, isolators, multiplexers, interconnects and cross-connects for use in the telecommunications field as well as new GRADIUM glass materials to be used in various telecom applications. In addition, we utilize other optical materials and specialized optical packaging concepts to manipulate light and perform research and development for optical solutions in the fiber telecommunications and traditional optics markets.

     As of September 30, 2000, LightPath, and its subsidiaries, have been issued forty-six US patents for GRADIUM glass products and currently has numerous filed patent applications pending related to our GRADIUM glass materials composition, product design and fabrication processes for production. We have most recently developed a process utilizing high powered lasers for fusion, splicing and polishing of optical material to include optical fiber. We were issued a patent for this process in fiscal year 2000. Our original process patent is for producing an optical quality material, GRADIUM glass, with an "axial" gradient refractive index (i.e., the index gradient runs parallel to the optical lens axis, rather than perpendicular or "radial"). The GRADIUM glass designated curve is achieved by the controlled combination of multiple glass molecule densities. We have developed a set of proprietary software design tools so that the light upon leaving the glass can be precisely modeled. GRADIUM glass lenses can be produced across a large diameter range (currently 1mm-100mm). Growth in our manufacturing capabilities has led to improved yield and automation, advancing our goal of producing competitively priced optoelectronic and GRADIUM glass products.

     WHERE YOU CAN FIND US.  LightPath was incorporated in Delaware in 1992. Our
corporate   headquarters   are  located  at  6820  Academy  Parkway  East  N.E.,
Albuquerque, New Mexico, 87109 and our telephone number is (505) 342-1100.

                                  THE OFFERING

Securities Offered by the              A maximum of  1,672,000 shares of Class A
Selling Shareholders ..............    Common Stock are covered by this
                                       prospectus.

                                       1,672,000 shares of Class A Common Stock issuable upon exercise of options issued to a director, officers and a consultant of the Company.

Class A Common Stock Outstanding
as of October 31, 2000.............   19,246,199 shares(1)(2)


Use of Proceeds ...................    We will not receive any of the proceeds
                                       of sales of Class A Common Stock by the selling shareholders but we could receive up to $21,547,780 from the exercise, if any, of stock options by the selling shareholders.

Risk Factors ......................    The shares of Class A Common Stock
                                       offered hereby involve a high degree of
                                       risk. See "Risk Factors" on page 8.

Nasdaq National Market Symbol .....    "LPTH"

     (1) Does not include shares underlying options outstanding at October 31, 2000 to purchase 3,041,832 shares of Class A Common Stock which are exercisable at option exercise prices ranging from $.63 to $51.56 per share and approximately 1,725,000 shares of Class A Common Stock reserved at October 31, 2000 for issuance upon future grants of options under LightPath's stock option plans.

     (2) Does not include an aggregate of 653,640 shares of Class A Common Stock consisting of (i) 346,300 shares of Class A Common Stock issuable upon exercise of private placement and other warrants; and (ii) 307,340 shares of Class A Common Stock issuable upon conversion of the 127 remaining shares of Series F Preferred Stock.

FORWARD-LOOKING STATEMENTS

     Throughout this prospectus and the other documents incorporated by reference into this prospectus we make certain "forward-looking" statements. These are statements about future events, results of operations, business plans and other matters. We use words such as "expect", "anticipate", "intend" or other similar words to identify forward-looking statements. These statements are made based on our current knowledge and understanding. However, there can be no assurances as to whether or not actual results will be consistent with these statements. In fact, actual events or results could vary dramatically from these statements as a result of among other factors:

     +    Economic conditions, domestically and internationally

     +    Technological developments

     +    Industry trends

     +    Risk factors described in this prospectus.

     We have no obligation to update the forward-looking statements made in this prospectus or incorporated by reference herein.

                                  RISK FACTORS

THE FOLLOWING RISK FACTORS SHOULD BE READ BY YOU TOGETHER WITH THE MORE DETAILED INFORMATION INCLUDED AT OTHER SECTIONS OF THIS PROSPECTUS AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE PURCHASING THE CLASS A COMMON STOCK OFFERED HEREBY. IN ADDITION, YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER "RISK FACTORS" BEGINNING AT PAGE 8 OF THIS PROSPECTUS. OUR FISCAL YEAR ENDS ON JUNE 30 AND REFERENCES TO YEARS IN THIS PROSPECTUS REFER TO OUR FISCAL YEAR ENDED AS OF JUNE 30 OF THE REFERENCED CALENDAR YEAR.

WE HAVE EXPERIENCED LOSSES IN PRIOR YEARS.

     Our operations have never been profitable. We believe that our introduction of products for the telecommunication market in 1999 and sales from our acquisition of Horizon in April 2000, may generate sales in excess of amounts realized to date, although there can be no assurance in this regard. We expect to continue operating at a deficit during the current fiscal year and until such time, if ever, as our operations generate sufficient revenues to cover our costs. The likelihood of our financial success must be considered in light of the delays, uncertainties, difficulties and risks inherent in new products, many of which are beyond our ability to control. These risks include, but are not limited to, unanticipated problems relating to product development, testing, manufacturing, marketing and competition, and additional costs and expenses that may exceed our current estimates. There can be no assurance that our revenues will increase significantly in the future or that, even if they do increase, our operations will ever be profitable.

WE MAY NEED ADDITIONAL FUTURE FINANCING IN ORDER TO FUND OUR OPERATIONS AND PLANS FOR GROWTH.

     There can be no assurance that the Company will generate sufficient revenues to fund its future operations and growth strategies. At this time the Company does not believe product sales will reach the level required to sustain its operations and growth plans beyond the near term. We may need to obtain additional financing in the future. We do not have any commitments from others to provide additional financing in the future and there can be no assurance that any such additional financing will be available if needed or, if available, will be on terms favorable to us. In the event such needed financing is not obtained, our operations will be materially adversely affected and we could be forced to cease or substantially reduce operations. Any additional equity financing may be dilutive to shareholders, and debt financings, if available, may involve restrictive covenants.

WE MAY HAVE DIFFICULTIES MANAGING GROWTH.

     We  will  need  to  grow  our  product  sales  and   manufacturing   output
significantly in order to be successful. If we are unable to manage growth effectively, it could have material adverse effects on our results of operations, financial condition or liquidity. We cannot guarantee that we will successfully expand or that any expansion will enhance our profitability. We expect our planned growth will place a significant strain on our management and operations. Our future growth will depend in part on the ability of our officers and other key employees to implement and expand financial control systems and to expand, train and manage our employee base and provide support to an expanded customer base.

WE MAY HAVE ADVERSE IMPACT FROM ACQUISTIONS.

     Our strategy includes the potential acquisition of complimentary businesses, and integration of additional products, technologies and personnel. We have limited experience in acquiring outside businesses. Acquisition of businesses requires substantial time and attention of management personnel and may require additional equity or debt financing. There can be no assurance that we will be successful in identifying, consummating or integrating strategic acquisitions.

     Integration of newly established or acquired businesses can be disruptive. There can be no assurance that we will be able to integrate such companies into our business successfully. Financial consequences of our acquisitions may include potentially dilutive issuances of equity securities, large one-time expenses, higher fixed expenses which require a higher level of revenues to maintain operating profits, the incurrence of debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets.

OUR PRODUCTS ARE AT AN EARLY STAGE OF DEVELOPMENT AND MAY NOT ACHIEVE MARKET ACCEPTANCE.

     Our current line of GRADIUM products have not generated sufficient revenues to sustain operations and our telecommunications products are still in the introductory phase. Horizon's isolator sales entered the commercial production phase in April 2000. While we believe our existing products are commercially viable, we anticipate the need to educate the optical components market in order to generate market demand and market feedback may require us to further refine these products. Development of additional product lines will require significant further research, development, testing and marketing prior to commercialization. There can be no assurance that any proposed products will be successfully developed, demonstrate desirable optical performance, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed. Through June 1996, our primary activities were basic research and development of glass material properties.

OUR PRODUCTS HAVE NOT BEEN DEMONSTRATED TO BE COMMERCIALLY SUCCESSFUL.

     Collimator products have not yet achieved broad commercial acceptance. Isolator sales entered the commercial production phase in April 2000. Although we are engaged in negotiations and discussions with potential customers, there can be no assurance that any such discussions will lead to development of commercially viable products or significant revenues, if any, or that any products currently existing or to be developed in the future will attain sufficient market acceptance to generate significant revenues. We must also satisfy industry-standard Bellcore Testing on telecommunication products to meet customer requirements, as well as satisfy prospective customers that we will be able to meet their demand for quantities of products, since we may be the sole supplier and licensor. We do not have demonstrated experience as a manufacturer for all our product lines and have limited financial resources. We may be unable to accomplish any one or more of the foregoing to the extent necessary to develop market acceptance of our products.

     The traditional optics have been accepted commercially; however, their benefits are not widely known. In order to persuade potential customers to purchase GRADIUM products, we will need to overcome industry resistance to, and suspicion of, gradient lens technology that has resulted from previous failed attempts by various researchers and manufacturers unrelated to us to develop a repeatable, consistent process for producing lenses with variable refractive indices. Prospective customers will need to make substantial expenditures to redesign products to incorporate GRADIUM lenses. There can be no assurances that potential customers will view the benefits of our products as sufficient to warrant such design expenditures.

WE DEPEND UPON KEY PERSONNEL.

     Our inability to retain or attract key employees could have a material adverse effect on our business and results of operations. Our operations depend, to a great extent, upon the efforts of our CEO and President, Donald Lawson, who conceived our strategic plan and who is substantially responsible for planning and guiding our direction, and upon Senior Vice Presidents Mark Fitch and Donna Bogue. We also depend upon our ability to attract additional members to our management and operations teams to support our expansion strategy. The loss of any of these key employees or the inability to attract additional members to our team would adversely affect our business. We have obtained a key employee life insurance policy in the amount $1,000,000 on the life of Mr. Lawson. We had approximately 275 employees on September 30, 2000. Additional personnel will need to be hired if we are able to successfully expand our operations. There can be no assurance that we will be able to identify, attract and retain employees with skills and experience necessary and relevant to the future operations of our business.

COMPETITION MAY ADVERSELY AFFECT OUR OPERATIONS AND FINANCIAL RESULTS.

     The optical lens and telecommunication components markets are intensely competitive and numerous companies offer products and services competitive to those offered by us. Substantially all of these competitors have greater financial and other resources than we do. The telecommunications marketplace is renowned for its product quality and reliability demands. Every item must pass rigorous testing before being designed into devices and systems. We must establish a reputation as a quality supplier. The products must perform as claimed so that the customer will not need to test after the initial qualification, and we must be open to continuous improvement of our products and processes. If we can pass these tests we believe we can become a primary or second source supplier to the industry. However, this industry is subject to, among other risks, intense competition and rapidly changing technology, and there can be no assurances as to our ability to anticipate and respond to the demands and competitive aspects of this industry.

     We compete with manufacturers of conventional spherical lens products and aspherical lens products, producers of optical quality glass and other developers of gradient lens technology as well as telecom product manufacturers.

In both the optical lens and telecommunications components markets, we are competing against, among others, established international industry giants. Many of these companies also are primary customers for optical and telecommunication components, and therefore have significant control over certain markets for our products. We are also aware of other companies that are attempting to develop radial gradient lens technology. There may also be others of which we are not aware that are attempting to develop axial gradient lens technology similar to our technology. There can be no assurance that existing or new competitors will not develop technologies that are superior to or more commercially acceptable than our existing and planned technologies and products.

WE HAVE LIMITED MARKETING AND SALES CAPABILITIES AND MUST MAKE SALES IN A FRAGMENTED MARKET.

     Our operating results will depend to a large extent on our ability to educate the various industries utilizing telecommunication components and optical glass about the advantages of our products to market products to the participants within those industries. We currently have very limited marketing capabilities and experience. In fiscal 2000 we hired additional sales and marketing personnel to develop additional sales and marketing programs and establish sales distribution channels in order to achieve and sustain commercial sales of our products. Although we have developed a marketing plan, there can be no assurance that the plan will be implemented or, if implemented, will succeed in creating sufficient levels of customer demand for our products. The markets for optical lenses and telecommunication components are highly fragmented. Consequently, we will need to identify and successfully target particular market segments in which we believe we will have the most success. These efforts will require a substantial, but unknown, amount of effort and resources.

     The fragmented nature of the optical products market may impede our ability to achieve commercial acceptance for our products. In addition, our success will depend in great part on our ability to develop and implement a successful marketing and sales program. There can be no assurance that any marketing and sales efforts undertaken by us will be successful or will result in any significant product sales.

WE ARE HIGHLY DEPENDENT ON OUR PATENTS AND OUR PROPRIETARY TECHNOLOGY.

     Our success will depend, in part, on our ability to obtain protection for products and technologies under United States and foreign patent laws, to preserve trade secrets, and to operate without infringing the proprietary rights of others. There can be no assurance that patent applications relating to our products or potential products will result in patents being issued, that any issued patent will afford adequate protection or not be challenged, invalidated, infringed or circumvented, or that any rights granted will afford competitive advantages to us. Furthermore, there can be no assurance that others have not independently developed, or will not independently develop, similar products and/or technologies, duplicate any of our products or technologies, or, if patents are issued to, or licensed by, us, design around such patents. There can be no assurance that patents owned or licensed and issued in one jurisdiction will also be owned or licensed and issued in any other jurisdiction. Furthermore, there can be no assurance that we can adequately preserve proprietary technology and processes that we maintain as trade secrets. If we are unable to develop and adequately protect our proprietary technology and other assets, our business, financial condition and results of operations will be materially adversely affected.

OUR BUSINESS DEPENDS UPON THE EFFORTS OF THIRD PARTIES.

     Our strategy for the research, development and commercialization of certain products entails entering into various arrangements with corporate partners, OEMs, licensees and others in order to generate product sales, license fees, royalties and other funds adequate for product development. We may also rely on our collaborative partners to conduct research efforts, product testing and to manufacture and market certain of our products. Although we believe that parties to any such arrangements would have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities may not be within our control. There can also be no assurance that we will be successful in establishing any such collaborative arrangements or that, if established, the parties to such arrangements will assist us in commercializing products. We currently have development agreements with a mechanical switch manufacturer and an endoscope manufacturer pursuant to which we have developed prototypes of products for use in each of those areas. However, there can be no assurance that such agreements will progress to a production phase or, if production commences, that we will receive significant revenues from these relationships. We have a non-exclusive agreement with a catalog company to distribute certain of its products. We have formalized relationships with eight foreign distributors to create markets for GRADIUM in their respective countries. There can be no assurance that these parties, or any future partners, will perform their obligations as expected or that any revenue will be derived from such arrangements.

WE HAVE LIMITED MANUFACTURING CAPABILITIES.

     We believe that our present manufacturing facilities, with the clean room additions which were completed in October 1999 and June 2000, along with the manufacturing stations which were completed in August 2000, are sufficient for our planned operations in fiscal 2001. However, we do not have substantial experience manufacturing products in quantities sufficient to meet potential commercial demand. If we are unable to manufacture products in sufficient quantities and in a timely manner to meet customer demand, our business, financial condition and results of operations will be materially adversely affected.

WE FACE PRODUCT LIABILITY RISKS.

     The sale of our optical products will involve the inherent risk of product liability claims by others. We do not currently maintain product liability insurance coverage, although we do intend to procure such insurance in the future. Product liability insurance is expensive, subject to various coverage exclusions and may not be obtainable on terms acceptable to us. Moreover, the amount and scope of any coverage may be inadequate to protect us in the event that a product liability claim is successfully asserted.

OUR STOCK PRICE IS VOLATILE.

     Broad market fluctuations or fluctuations in our operations may adversely affect the market price of our Class A Common Stock. The market for our Class A Common Stock is volatile. The trading price of our Class A Common Stock has been and will continue to be subject to:

     + volatility in the trading markets generally and in our particular market segment;
     + significant fluctuations in response to quarterly variations in operating results;
     +    announcements   regarding   our   business  or  the  business  of  our
          competitors;
     +    changes in prices of our or our competitors' products and services;
     +    changes in product mix;
     + changes in revenue and revenue growth rates for us as a whole or for geographic areas; and
     +    other events or factors.

     Statements or changes in opinions, ratings or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we operate or expect to operate could have an adverse effect on the market price of our Class A Common Stock. In addition, the stock market as a whole, as well as our particular market segment, have from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many companies and which often have been unrelated to the operating performance of these companies.

OWNERSHIP BY THE EXISTING MANAGEMENT.

     Members of our management team beneficially own a significant portion of our outstanding Class A Common Stock. If our management and other shareholders act in concert, disposition of matters submitted to shareholders or the election of the entire Board of Directors may be hindered. We estimate that our executive officers and other principal shareholders beneficially owned approximately 14.4% of the Class A Common Stock outstanding as of August 7, 2000.

SOME PROVISIONS IN OUR CHARTER DOCUMENTS AND BYLAWS MAY HAVE ANTI-TAKEOVER EFFECTS.

     Our Certificate of Incorporation and Bylaws contain some provisions that could have the effect of discouraging a prospective acquirer from making a tender offer, or which may otherwise delay, defer or prevent a change in control.

ABSENCE OF DIVIDENDS TO SHAREHOLDERS.

     Our Board has never declared a dividend on our Class A Common Stock. We do not anticipate paying dividends on the Class A Common Stock in the foreseeable future. It is anticipated that earnings, if any, will be reinvested in the expansion of our business.

OUR CONVERTIBLE PREFERRED STOCK, WARRANTS AND OPTIONS MAY AFFECT OUR FUTURE FINANCING.

     The existence of our outstanding Convertible Preferred Stock, options and warrants may adversely affect the terms on which we can obtain additional financing. As of October 31, 2000, there were outstanding:

     + warrants issued in private placement and other transactions pursuant to which 346,300 shares of Class A Common Stock are issuable,

     + 127 shares of Series F Convertible Preferred Stock, $.01 par value per share, pursuant to which 307,340 shares of Class A Common Stock are reserved for issuance to the selling shareholders upon conversion of the Series F Convertible Preferred Stock, and

     + outstanding options to purchase an aggregate of 3,041,832 shares of Class A Common Stock.

     In addition, approximately 1,725,000 shares of Class A Common Stock were reserved as of October 31, 2000 for issuance pursuant to future grants to be made under the Omnibus Incentive Plan and Directors Stock Incentive Plan.

     For the life of such options, warrants and Convertible Preferred Stock, the holders will have the opportunity to profit from a rise in the price of the underlying common stock, with a resulting dilution in the interest of other holders of common stock upon exercise or conversion. Further, the option and warrant holders can be expected to exercise their options and warrants at a time when we would, in all likelihood, be able to obtain additional capital by an offering of our unissued common stock on terms more favorable to us than those provided by such options or warrants.

     The eligibility of the foregoing shares to be sold to the public, whether pursuant an effective registration statement, Rule 144 or an exemption from the registration requirements may have a material adverse effect on the market value and trading price of the Class A Common Stock.

WE HAVE AGREED TO CERTAIN LIMITATIONS UPON POTENTIAL LIABILITY OF OUR DIRECTORS.

     Our Certificate of Incorporation provides that directors will not be personally liable for monetary damages to LightPath or its shareholders for a breach of fiduciary duty as a director, subject to limited exceptions. Although such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, the presence of these provisions in the Certificate of Incorporation could prevent the recovery of monetary damages by LightPath or its shareholders.

WE MUST MAINTAIN COMPLIANCE WITH CERTAIN CRITERIA IN ORDER TO MAINTAIN LISTING OF OUR SHARES ON THE NASDAQ MARKET.

     The Company's shares of Class A Common Stock are currently traded on the Nasdaq National Market. Failure to meet the applicable quantitative and/or qualitative maintenance requirements of Nasdaq could result in our securities being delisted from the Nasdaq National Market. If delisted from the Nasdaq National Market, our securities may be eligible for trading on the Nasdaq SmallCap Market, the OTC Bulletin Board or on other over-the-counter markets, although there can be no assurance that our securities will be eligible for trading on any alternative exchanges or markets. As a consequence of such delisting, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the market value of our securities. Among other consequences, delisting from Nasdaq may cause a decline in the stock price and difficulty in obtaining future financing.

WE MAY NOT HAVE ENOUGH FUNDS AVAILABLE TO REDEEM OUTSTANDING SHARES OF PREFERRED STOCK.

     In the event of automatic conversion of the Series F Preferred Stock, three years after issuance LightPath has the right to redeem such preferred stock for cash. In addition, a Liquidation Event, as defined in the applicable Certificate of Designation, may require redemption of the Series F Preferred Stock for cash. There can be no assurance that we will have adequate cash to effect such cash redemptions in the future.

WE WILL RECOGNIZE A SUBSTANTIAL CHARGE TO INCOME UPON CONVERSION OF OUR CLASS E COMMON STOCK.

     In the event any shares of the Class E Common Stock held by shareholders who are officers, directors, employees or consultants of the Company are converted into shares of Class A Common Stock, we will record compensation expense for financial reporting purposes during the period conversion appears probable. These conversion rights expired on September 30, 2000 based on the operating results of the Company for the year ended June 30, 2000. Our management believes the conversion rights have not been met and that, as a result, the Class E Common Stock will be subject to redemption for a nominal amount. However, we are involved in litigation regarding the Class E Common Stock, the outcome of which cannot be determined at this time. Any adverse determination in such litigation, including any determination resulting in a conversion of the Class E Common Stock, could have a material adverse effect on the market price of the Class A Common Stock.

LIGHTPATH IS INVOLVED IN LITIGATION REGARDING ITS CLASS E COMMON STOCK, AND AN ADVERSE DETERMINATION COULD HAVE A MATERIAL ADVERSE IMPACT ON LIGHPATH.

     LightPath is currently involved in litigation in Delaware and Texas regarding its Class E Common Stock. The Delaware litigation seeks a declaratory judgment with respect to (among other things) LightPath's right to redeem its Class E Common Stock on September 30, 2000 for $.0001 per share. The Texas litigation was filed by a small group of holders of Class E Common Stock and, in essence, makes various allegations regarding the circumstances surrounding the issuance of the Class E Common Stock and seeks damages based upon those allegations. Although LightPath management believes the allegations underlying the Texas litigation are without merit, LightPath is unable to predict the results of such litigation. An adverse determination in the Texas litigation, the Delaware litigation or both could have a material adverse impact on LightPath. On November 10, 2000, the Company entered into a proposed settlement of the Delaware litigation. The Delaware Chancery Court has scheduled a settlement hearing on January 8, 2001.

RISK THAT FORWARD-LOOKING STATEMENTS MAY NOT COME TRUE.

     This prospectus and the documents incorporated herein by reference, contain forward-looking statements that involve risks and uncertainties. We use words such as "believe", "expect," "anticipate," "plan" or similar words to identify forward-looking statements. Forward-looking statements are made based upon our belief as of the date that such statements are made. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above and elsewhere in this prospectus.

                              SELLING SHAREHOLDERS

     During our fiscal year ended June 30, 2000, we issued options to purchase 1,672,000 shares of Class A Common Stock to our Chairman of the Board, other officers, new employees and a consultant pursuant to a Stock Option Agreement entered into for each named individual. Each option entitles the holder to purchase one share of Class A Common Stock at an exercise price ranging from $6.00 to $48.25 per share, with an average of a four year vesting period, and a term of ten years. This Prospectus covers shares of Class A Common Stock that may be acquired by the selling shareholders upon exercise of the options.

     The following table provides information as of October 31, 2000, with respect to the Class A Common Stock beneficially owned by each selling shareholder after giving effect to the issuance of shares for the exercise of the option being registered. For purposes of the information set forth in this table, the number of shares beneficially owned includes shares issuable upon the exercise of a warrant, incentive stock options or director stock options that are vested on October 31, 2000 or within sixty days thereafter.

TOTAL SHARES CLASS A COMMON STOCK
OUTSTANDING AS OF OCTOBER 31, 2000: 19,256,197

                                                                                    Beneficially Owned
                                                                                    After the Offering
                                                  Number of                        ---------------------
                                                    Shares                                    Percent of
                                                 Beneficially        Number of                 Class A
                     Position, Office or        Owned Prior to     Shares being     Number      Common
                     Material Relationship      the Offering (1)     Offered       of Shares   Stock (9)
                     ---------------------      ----------------     -------       ---------   ---------
Robert Ripp          Chairman of the Board of     1,847,686(2)    1,500,000(2)      347,686       1.06%
                     Directors

Donald Lawson        CEO and President              255,500(3)       25,000(3)      230,500         *

Mark Fitch           Senior Vice President           76,009(4)       20,000(4)       56,009         *

Donna Bogue          CFO and Senior Vice
                     President                       33,750(5)       25,000(5)        8,750         *

William Walters      VP Engineering                  48,000(6)       20,000(6)       28,000         *

Jeanne Mordarski     VP Manufacturing                25,000(7)       25,000(7)            0         *

Pierre Bernard       VP Product & Technology
                     Development                     25,000(8)       25,000(8)            0         *

Dr. Ravinder Jain    Consultant                      10,000          10,000               0         *

Glenn Baker          Senior Project Leader           12,000          12,000               0         *

Liu Liang            Senior Scientist                10,000          10,000               0         *
                                                                  ---------
   Total                                                          1,672,000

----------
* Represents beneficial ownership of less than 1%

1) Except as otherwise noted, and subject to community property laws, where applicable, each person named in the table has sole voting power and investment power with respect to all shares shown as beneficially owned.
2) Includes 1,503,936 shares underlying options and 281,250 shares underlying warrants of which 120,000 are held in trusts for children and as to which Mr. Ripp disclaims beneficial ownership, and does not include 7,872 shares issuable upon the exercise of options to purchase Class A Common Stock that are not vested.
3) Includes 180,500 shares underlying options, does not include 75,000 shares issuable upon the exercise of options to purchase Class A Common Stock that are not vested.
4) Includes 30,000 shares underlying options, does not include 57,500 shares issuable upon the exercise of options to purchase Class A Common Stock that are not vested.
5) Includes 8,750 shares underlying options, does not include 26,250 shares issuable upon the exercise of options to purchase Class A Common Stock that are not vested.
6) Includes 28,000 shares underlying options, does not include 27,000 shares issuable upon the exercise of options to purchase Class A Common Stock that are not vested.
7) Does not include 27,500 shares issuable upon the exercise of options to purchase Class A Common Stock that are not vested.
8) Does not include 27,500 shares issuable upon the exercise of options to purchase Class A Common Stock that are not vested.
9) The percentage interest of each selling shareholder is based on the beneficial ownership of that selling shareholder divided by the sum of the current outstanding shares of Class A Common Stock plus the additional shares, if any, which would be issued to that selling shareholder (but not any other selling shareholder) after the exercising options and warrants or other right in the future.

                                 USE OF PROCEEDS

     Each of the selling shareholders will receive the net proceeds from the sale of its shares of Class A Common Stock. LightPath will not receive any proceeds from these sales. We will however receive proceeds from the exercise of the options. Each option entitles the holder to purchase shares of common stock at a price per share ranging from $6.00 to $48.25. This purchase price is payable in cash or by surrendering a number of shares of our common stock having a fair market value equal to the applicable exercise price on the exercise date. If all of the options are exercised, we would receive gross proceeds of up to $21,547,780, which we expect would be used for general corporate purposes.

                         DETERMINATION OF OFFERING PRICE

     The selling shareholders may use this prospectus from time to time to sell their shares of common stock at a price determined by the shareholder making such sale. The price at which the common stock is sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

                              PLAN OF DISTRIBUTION

     The Class A Common Stock may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common stock may be sold in one or more of the following types of transactions:

     (a)  a  block  trade  in  which  a  selling   shareholder   will  engage  a
broker-dealer who will then attempt to sell the common stock, or position and resell a portion of the block as principal to facilitate the transaction;

     (b)  purchases  by  a  broker-dealer   as  principal  and  resale  by  such
broker-dealer for its account pursuant to this prospectus;

     (c) an exchange distribution in accordance with the rules of such exchange;

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     (e) any combination of the foregoing, or by any other legally available means. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

     In connection with distributions of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell common stock short and redeliver the common stock to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the common stock, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling shareholders may also loan or pledge common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or, upon a default, the broker-dealer may effect sales of the pledged common stock pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold in an unregistered transaction under Rule 144 rather than pursuant to this prospectus.

     LightPath will bear all of the costs and expenses of registering under the Securities Act the sale of the common stock offered by this prospectus. Commissions and discounts, if any, attributable to the sales of the common stock will be borne by the selling shareholders.

     LightPath has agreed to indemnify the selling shareholders against certain liabilities in connection with the offering of the common stock, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the common stock against various liabilities, including liabilities arising under the Securities Act.

     In order to comply with the securities laws of various states, if applicable, sales of the common stock made in those states will only be made through registered or licensed brokers or dealers. In addition, some states do not allow the securities to be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling shareholders.

     Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to our common stock for a period of up to five business days prior to the commencement of such distribution. In addition to those restrictions, each selling shareholder will be subject to the Exchange Act and the rules and regulations under the Exchange Act, including, Regulation M and Rule 10b-7, which provisions may limit the timing of the purchases and sales of our securities by the selling shareholders.

                            DESCRIPTION OF SECURITIES

     We have previously registered our Class A Common Stock under the Exchange Act by filing a Form 8-A on January 13, 1996. Please refer to that registration statement for a description of the rights, privileges and preferences of our Class A Common Stock.

                                  LEGAL MATTERS

     Certain legal matters have been passed upon for us by Squire, Sanders & Dempsey L.L.P., Phoenix, Arizona.

                                     EXPERTS

     The financial statements of LightPath Technologies, Inc. as of June 30, 2000 and 1999, and for the years then ended, have been incorporated by reference herein and in the registration statement, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     On October 13, 1997, James L. Adler, Jr. was appointed to serve as a director of LightPath until the 2000 annual meeting of shareholders. Mr. Adler is a partner of the law firm of Squire, Sanders & Dempsey L.L.P., which has issued an opinion as to the validity of the shares offered by this prospectus and also provides legal services to us on a regular basis. Mr. Adler holds options under the Directors Stock Option Plan to purchase 40,176 shares of Class A Common Stock at exercise prices ranging from $2.84 to $9.81. As of October 31, 2000, these shares represented less than 1% of the total outstanding shares of Class A Common Stock.

                                 INDEMNIFICATION

     Article TENTH of LightPath's Certificate of Incorporation, as amended, provides as follows:

     TENTH: No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 174 of the DGCL. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective.

     Article VII of the LightPath's Bylaws provides, in summary, that LightPath is required to indemnify to the fullest extent permitted by applicable law, any person made or threatened to be made a party or involved in a lawsuit, action or proceeding by reason that such person is or was an officer, director, employee or agent of LightPath. Indemnification is against all liability and loss suffered and expenses reasonably incurred. Unless required by law, no such indemnification is required by LightPath of any person initiating such suit, action or proceeding without board authorization. Expenses are payable in advance if the indemnified party agrees to repay the amount if he is ultimately found to not be entitled to indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of LightPath pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

=======================================   ======================================

NO DEALER, SALES PERSON OR OTHER PERSON
HAS   BEEN   AUTHORIZED   TO  GIVE  ANY
INFORMATION     OR    TO    MAKE    ANY
REPRESENTATION    OTHER    THAN   THOSE
CONTAINED  IN THIS  PROSPECTUS  AND, IF       LIGHTPATH TECHNOLOGIES, INC
GIVEN  OR  MADE,  SUCH  INFORMATION  OR
REPRESENTATION  MUST NOT BE RELIED UPON
AS  HAVING  BEEN   AUTHORIZED   BY  THE
COMPANY   OR  ANY   UNDERWRITER.   THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER
TO SELL OR A  SOLICITATION  OF AN OFFER
TO BUY ANY OF THE . SECURITIES  OFFERED
HEREBY BY ANYONE IN ANY JURISDICTION IN
WHICH SUCH OFFER OR SOLICITATION IS NOT
AUTHORIZED   OR  IN  WHICH  THE  PERSON
MAKING  SUCH OFFER OR  SOLICITATION  IS
NOT QUALIFIED TO DO SO OR TO ANY PERSON
TO WHOM  IT IS  UNLAWFUL  TO MAKE  SUCH
OFFER   OR    SOLICITATION    IN   SUCH
JURISDICTION.  NEITHER THE  DELIVERY OF
THIS   PROSPECTUS  NOR  ANY  SALE  MADE
HEREUNDER     SHALL,      UNDER     ANY
CIRCUMSTANCES,  CREATE ANY  IMPLICATION             1,672,000 SHARES
THAT THE INFORMATION  HEREIN IS CORRECT           CLASS A COMMON STOCK
AS OF ANY TIME  SUBSEQUENT  TO THE DATE
HEREOF OR THAT THERE HAS BEEN NO CHANGE
IN THE  AFFAIRS  OF THE  COMPANY  SINCE
SUCH DATE.                                             PROSPECTUS

           TABLE OF CONTENTS
                                   Page
                                   ----
Where You Can Find More
 Information                       (ii)
Prospectus Summary                    1
The Offering                          6
Risk Factors                          8
Selling Shareholders                 17
Use of Proceeds                      18
Determination of Offering Price      18
Plan of Distribution                 19
Description of Securities            20
Legal Matters                        20
Experts                              20
Interest of Named Experts
 and Counsel                         20
Indemnification                      21             December 8, 2000

=======================================   ======================================

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     It is estimated that the following expenses will be incurred in connection with the proposed offering hereunder. All of such expenses will be borne by
LightPath:

                                                                     Amount
                                                                     ------

SEC Registration Fee............................................  $ 7,199.36
Legal fees and expenses.........................................  $10,000.00(1)
Accounting fees and expenses....................................  $10,000.00(1)
Printing expenses...............................................  $   500.00(1)
                                                                  ----------
Total...........................................................  $34,699.36
                                                                  ==========
----------
(1) Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article TENTH of the Company's Certificate of Incorporation, as amended, provides as follows:

     TENTH: No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 174 of the DGCL. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective.

     Article VII of the Company's Bylaws provides, in summary, that the Company is required to indemnify to the fullest extent permitted by applicable law, any person made or threatened to be made a party or involved in a lawsuit, action or proceeding by reason that such person is or was an officer, director, employee or agent of the Company. Indemnification is against all liability and loss suffered and expenses reasonably incurred. Unless required by law, no such indemnification is required by the Company of any person initiating such suit, action or proceeding without board authorization. Expenses are payable in advance if the indemnified party agrees to repay the amount if he is ultimately found to not be entitled to indemnification.

ITEM 16. EXHIBITS.

     Exhibit                                                  Page Number or
     Number                         Description              Method of Filing
     ------                         -----------              ----------------
       5        Opinion of Squire, Sanders & Dempsey LLP            *

       23.1     Consent of KPMG LLP                                 *

       23.3     Consent of Squire, Sanders & Dempsey LLP        Included in
                                                                 Exhibit 5

       24       Powers of Attorney                             See signature
                                                                    page
----------
* Filed herewith.

ITEM 17. UNDERTAKINGS

     A.   The undersigned Registrant hereby undertakes to:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Albuquerque, State of New Mexico, on December 5, 2000.

                                      LIGHTPATH TECHNOLOGIES, INC.,
                                      a Delaware corporation

                                      /s/ Donald Lawson
                                      ----------------------------------------
                                      By: Donald Lawson, Chief Executive Officer

SPECIAL POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, constitutes and appoints each of Robert Ripp and Donald E. Lawson, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre and post-effective amendments (including all subsequent registration statements and amendments thereto filed pursuant to Rule 462(b)) to this Form S-3 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in person, hereby ratifying and confirming all that such attorney-in-fact and agents may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

  Signature                        Title                             Date
  ---------                        -----                             ----

/s/ Robert Ripp            Chairman of the Board                December 5, 2000
-----------------------
Robert Ripp

/s/ Donald E. Lawson       CEO, President and Treasurer         December 5, 2000
-----------------------    (Principal Executive, Financial
Donald E. Lawson           and Accounting Officer)
                                                                December 5, 2000
/s/ Donna R. Bogue         CFO and Treasurer (Principal
-----------------------    Financial and Accounting Officer)
Donna R. Bogue                                                  December 5, 2000

/s/ James L. Adler, Jr.    Director
-----------------------
James L. Adler, Jr.                                             December 5, 2000

/s/ Louis Leeburg          Director
-----------------------
Louis Leeburg                                                   December 5, 2000

/s/ Leslie A. Danziger     Director
-----------------------
Leslie A. Danziger